EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Insulet Corporation on Form 10-K for the year ended December 31, 2023.  We consent to the incorporation by reference of said reports in the Registration Statements of Insulet Corporation on Form S-3 (File No. 333-172782) and on Forms S-8 (File No. 333-275271, 333-231860, 333-144636, 333-153176, 333-183166, 333-208387, 333-218125 and 333-208193).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
February 22, 2024